Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE		July 20, 2009
BUTLER NATIONAL CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS AND CONFERENCE CALL

[OLATHE, KANSAS] July 20, 2009 - Butler National Corporation (OTC Bulletin Board: BUKS) a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the fourth quarter fiscal 2009 and year ended April 30, 2009. In conjunction with the release, the Company has scheduled a conference call Wednesday, July 22, 2009 at 9:00 AM Central Daylight Time.

What: Butler National Corporation Fourth Quarter and Fiscal Year End Results Conference Call

When: Wednesday, July 22, 2009 - 9:00AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing results of the fourth quarter and year end financial results, the status of existing and new business, and an outlook on fiscal 2010.

Historical selected financial data related to all operations:
	Year Ended April 30			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2009	2008	2007	2009	2008	2007
Net Sales	$ 18,093	$ 17,647	$ 14,681	$ 4,288	$ 4,446	$ 3,906
Operating Income	1,832	2,203	1,251	678	1,015	627
Net Income	829	1,274	606	279	662	415
Total Assets	25,798	27,104	20,445	25,798	27,104	20,445
Long-term Obligations	6,345	6,416	2,521	6,345	6,416	2,521
Stockholders' Equity	13,219	12,190	10,648	13,219	12,190	10,648
Weighted Average Shares - Diluted	54,934	53,928	53,180	54,934	53,928	53,180
New Product Research and Development Cost	1,892	4,266	1,946	(609)	520	439
nr = not reported

Management Comments:

"Fiscal 2009 was another successful year for Butler National. We continued to increase sales while maintaining profitability during a challenging economic time. Butler National Service Corporation, our wholly-owned subsidiary, was selected by the State of Kansas as the manager of the state-owned destination casino and resort in Ford County, Kansas. The casino is on schedule to open in December of 2009.

Revenue for fiscal 2009 increased 2.5% to $18,093,000 from fiscal 2008. Net income for fiscal 2009 decreased to $829,000 from $1,274,000 in fiscal 2008. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products. The primary reasons for a lower net income with increased sales are the additional income tax ($145,000) related to the use of the NOL from the past, the reserve for obsolete RVSM inventory ($200,000) and increased material costs.

During Fiscal 2009, we invested approximately $1,892,000 toward the development and acquisition of new products. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

Sales from Avionics decreased 55%, from $5,025,000 in fiscal 2008 to $2,256,000 in fiscal 2009. This decrease is directly related to sales of defense-related products. Operating profits decreased from $843,000 in fiscal 2008 to a loss of $88,000 in fiscal 2009. The work in process was approximately $1,324,000 at April 30, 2009 compared to work in process of approximately $359,000 at April 30, 2008. Unaudited sales of these products have exceeded $1,800,000 in the first two months of fiscal year 2010. Management expects increased sales for the fuel system protection devices, as additional TSD and GFI products are certified.

Sales from the Aircraft Modifications including modified aircraft increased 35% from $8,647,000 in fiscal 2008 to $11,713,000 in 2009. The modifications segment had an operating profit of $967,000 in 2009 compared to a profit of $815,000 in 2008, a 19% increase. The majority of the increase was from special mission modifications.

We believe we are positioned to sell additional Lear 20 & 30 series RVSM kits during the next two years. In addition to the RVSM sales, we expect to experience some increase in our base modification sales. We continue to see an increase in special mission modifications. Custom engineering projects and performance modifications have also attributed to our increase in sales.

The 20 series Learjet RVSM STC was approved by the FAA in 2004. We are approximately five years into a product life cycle that we expected to last ten or more years. Based upon our rules for determination of obsolete inventory, we reserved in excess of $200,000 of critical RVSM components as obsolete. We believe that all RVSM components will be sold during the RVSM product life cycle.

Revenue from Monitoring Services increased from $1,558,000 in fiscal 2008 to $1,772,000 in fiscal 2009, an increase of 14%. During fiscal 2009, we maintained a relatively level volume of long-term contracts with municipalities. We anticipate increases in revenue from additional lift station rehabilitations over the next four years. Revenue fluctuates due to the introduction of new products and services and the related installations of these types of products. Our contracts with our two largest customers have been renewed through fiscal 2010.

Revenue from Management Services related to gaming decreased 14% from $1,507,000 in fiscal 2008, to $1,293,000 in fiscal 2009. Revenues continue to remain relatively stable within this depressed market due to an established customer base.

As of July 2, 2009, our backlog totaled $11.4 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. The backlog includes orders to be delivered after fiscal year 2010 in the amount of $688,000. This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete. There can be no assurance that all orders will be completed or that some may ever commence.

We are moving confidently into fiscal year 2010. Fiscal 2010 may be an exciting year for us with the opening of the Boot Hill Casino and Resort. We believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference. Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
Craig D. Stewart, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Jim Drewitz, Public Relations jim@jdcreativeoptions.com		Ph (214) 498-7775 Fax (913) 780-5088 Ph (830) 669-2466

THE WORLDWIDE WEB: Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.